Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS FOURTH QUARTER AND
FULL YEAR 2017 RESULTS AND PROVIDES OPERATIONAL UPDATE AND 2018 GUIDANCE

DALLAS, Texas, February 21, 2018 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the three months and year ended December 31, 2017. The release is divided into two parts—first, a “Summary and Highlights” section that summarizes key production and financial results for the fourth quarter and year ended December 31, 2017, proved reserves at December 31, 2017, significant well results in the fourth quarter of 2017 and early first quarter of 2018 and Matador’s 2018 guidance estimates and second, a “Detailed Financial Results and Operations Update” section providing a more complete discussion of the Company’s fourth quarter and full year 2017 financial and operational results.

A short slide presentation summarizing the highlights of Matador’s fourth quarter and full year 2017 earnings release is also included on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

Part I - Summary and Highlights

Fourth Quarter 2017 Highlights
Sequential Results

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Matador’s net income (GAAP basis) increased 155% sequentially from $15.0 million, or earnings of $0.15 per diluted common share, in the third quarter of 2017, to net income (GAAP basis) of $38.3 million, or earnings of $0.35 per diluted common share, in the fourth quarter of 2017. This sequential increase in net income was primarily attributable to a significant increase in oil and natural gas revenues resulting from both increased oil and natural gas production and increased commodity price realizations in the fourth quarter of 2017, as compared to the third quarter of 2017. A portion of the sequential increase in net income was also attributable to an income tax benefit of $8.2 million, or approximately $0.08 per diluted common share, reflecting both actual and anticipated refunds of federal alternative minimum tax (“AMT”) paid in prior periods as a result of the recent enactment of the Tax Cuts and Jobs Act.

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Matador’s adjusted net income (a non-GAAP financial measure) increased 53% sequentially from $17.8 million, or adjusted earnings of $0.18 per diluted common share, in the third quarter of 2017, to adjusted net income (non-GAAP) of $27.2 million, or adjusted earnings of $0.25 per diluted common share, in the fourth quarter of 2017. This sequential increase in adjusted net income was primarily attributable to a significant increase in oil and natural gas revenues resulting from both increased oil and natural gas production and increased commodity price realizations in the fourth quarter of 2017, as compared to the third quarter of 2017. Adjusted net income for the fourth quarter of 2017 did not include the federal AMT benefit of $8.2 million and was estimated using a federal statutory tax rate of 35%.

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Adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) increased 28% sequentially from $84.8 million in the third quarter of 2017 to $108.6 million in the fourth quarter of 2017. The fourth quarter of 2017 marked the first time that Matador’s Adjusted EBITDA exceeded $100 million in a quarter in the Company’s history.

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Average daily oil production increased 5% sequentially from approximately 23,500 barrels per day in the third quarter of 2017 to approximately 24,700 barrels per day in the fourth quarter of 2017. This 5% average daily oil production growth exceeded the Company’s expectations that oil production would be essentially flat in the fourth quarter, as compared to the third quarter of 2017. Matador’s fourth quarter 2017 average daily oil production was the best quarterly result in the Company’s history.

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Average daily natural gas production increased 3% sequentially from approximately 110.5 million cubic feet per day in the third quarter of 2017 to approximately 114.3 million cubic feet per day in the fourth quarter of 2017. This 3% average daily natural gas production growth also exceeded the Company’s expectations of a small sequential decline in natural gas production in the fourth quarter of 2017. Matador’s fourth quarter 2017 average daily natural gas production was the best quarterly result in the Company’s history.

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Average daily oil equivalent production increased 4% sequentially from approximately 42,000 barrels of oil equivalent (“BOE”) per day (56% oil) in the third quarter of 2017 to approximately 43,700 BOE per day (56% oil) in the fourth quarter of 2017. Matador’s fourth quarter 2017 average daily oil equivalent production (BOE basis) was the best quarterly result in the Company’s history.

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Delaware Basin average daily oil equivalent production increased 14% sequentially from approximately 30,700 BOE per day (consisting of 18,700 barrels of oil per day and 72.1 million cubic feet of natural gas per day) in the third quarter of 2017 to approximately 34,900 BOE per day (consisting of 21,000 barrels of oil per day and 83.1 million cubic feet of natural gas per day) in the fourth quarter of 2017. The Delaware Basin contributed 85% of Matador’s daily oil production, 73% of its daily natural gas production and 80% of its daily oil equivalent production in the fourth quarter of 2017.

Note: All references to net income, adjusted net income and Adjusted EBITDA reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, net loss or Adjusted EBITDA attributable to third-party non-controlling interests, including in Matador’s midstream affiliate, San Mateo Midstream, LLC (“San Mateo” or the “Joint Venture”). For a definition of adjusted net income, adjusted earnings per share and Adjusted EBITDA and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Year-Over-Year Results

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Matador’s net income (GAAP basis) decreased 63% from $104.2 million, or earnings of $1.09 per diluted common share, in the fourth quarter of 2016 to net income (GAAP basis) of $38.3 million, or earnings of $0.35 per diluted common share, in the fourth quarter of 2017. Matador’s net income in the fourth quarter of 2016 was significantly impacted by the recognition of the remaining gain of $104.1 million resulting from the October 2015 sale of its natural gas processing plant in Loving County, Texas.

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Matador’s adjusted net income (a non-GAAP financial measure) increased 278% from adjusted net income (non-GAAP) of $7.2 million, or adjusted earnings of $0.08 per diluted common share, in the fourth quarter of 2016 to adjusted net income (non-GAAP) of $27.2 million, or adjusted earnings of $0.25 per diluted common share, in the fourth quarter of 2017.

•	Matador’s Adjusted EBITDA (a non-GAAP financial measure) increased 99% year-over-year from $54.5 million in the fourth quarter of 2016 to $108.6 million in the fourth quarter of 2017.

•	Year-over-year, from the fourth quarter of 2016 to the fourth quarter of 2017:

◦	Average daily oil production increased 57% from approximately 15,700 barrels per day to approximately 24,700 barrels per day;

◦	Average daily natural gas production increased 34% from approximately 85.5 million cubic feet per day to approximately 114.3 million cubic feet per day;

◦	Average daily oil equivalent production increased 46% from approximately 30,000 BOE per day to approximately 43,700 BOE per day; and

◦	In the Delaware Basin, average daily oil equivalent production increased 69% from approximately 20,700 BOE per day (consisting of 12,800 barrels of oil per day and 47.0 million cubic feet of natural gas per day) to approximately 34,900 BOE per day (consisting of 21,000 barrels of oil per day and 83.1 million cubic feet of natural gas per day).

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	December 31,	September 30,	December 31,
	2017	2017	2016
Net Production Volumes:(1)
Oil (MBbl)(2)	2,269	2,166	1,446
Natural gas (Bcf)(3)	10.5	10.2	7.9
Total oil equivalent (MBOE)(4)	4,022	3,860	2,757
Average Daily Production Volumes:(1)
Oil (Bbl/d)	24,665	23,538	15,720
Natural gas (MMcf/d)(5)	114.3	110.5	85.5
Total oil equivalent (BOE/d)(6)	43,718	41,954	29,965
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$53.66	$46.25	$47.34
Oil, with realized derivatives (per Bbl)	$52.30	$46.47	$46.65
Natural gas, without realized derivatives (per Mcf)	$4.12	$3.42	$3.35
Natural gas, with realized derivatives (per Mcf)	$4.12	$3.42	$3.34
Revenues (millions):
Oil and natural gas revenues	$165.1	$134.9	$94.8
Third-party midstream services revenues	$3.3	$3.2	$2.3
Realized (loss) gain on derivatives	$(3.1)	$0.5	$(1.1)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.46	$4.06	$4.43
Lease operating	$4.68	$4.32	$5.41
Plant and other midstream services operating	$1.16	$0.80	$0.67
Depletion, depreciation and amortization	$13.53	$12.38	$11.56
General and administrative(7)	$4.06	$4.19	$5.65
Total(8)	$27.89	$25.75	$27.72
Net income (millions)(9)	$38.3	$15.0	$104.2
Earnings per common share (diluted)(9)	$0.35	$0.15	$1.09
Adjusted net income (millions)(9)(10)	$27.2	$17.8	$7.2
Adjusted earnings per common share (diluted)(9)(11)	$0.25	$0.18	$0.08
Adjusted EBITDA (millions)(9)(12)	$108.6	$84.8	$54.5

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(7) Includes approximately $1.04, $0.34 and $1.23 per BOE of non-cash, stock-based compensation expense in the fourth quarter of 2017, the third quarter of 2017 and the fourth quarter of 2016, respectively.

(8) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(9) Attributable to Matador Resources Company shareholders after giving effect to amounts attributable to third-party non-controlling interests.
(10) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Adjusted earnings per common share is a non-GAAP financial measure. For a definition of adjusted earnings per common share and a reconciliation of adjusted earnings per common share (non-GAAP) to earnings per common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
Acreage Acquisitions

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During the fourth quarter of 2017, through multiple transactions, Matador acquired approximately 6,900 net acres in the Delaware Basin, mostly in and around its existing acreage positions. During 2017, Matador acquired, through multiple transactions, approximately 25,100 net acres in the Delaware Basin, including a small amount of associated production, for a total acquisition cost of approximately $238 million. Excluding the estimated value of the production acquired, this acreage was added for a weighted average cost of between approximately $7,000 and $8,000 per net acre.

Significant Well Results

Significant well results announced in this earnings release include the following:
Antelope Ridge Asset Area

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The Florence State 23-23S-34E AR #202H well, an upper Wolfcamp A completion and Matador’s first well drilled in its Antelope Ridge asset area in southern Lea County, New Mexico, flowed 1,947 BOE per day (81% oil) during a 24-hour initial potential test. The Company is very pleased with this initial test result, which demonstrates the significant potential of its Antelope Ridge asset area.

Rustler Breaks Asset Area

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The Charlie Sweeney Fed Com #204H well, a Wolfcamp A-Lower completion in the Rustler Breaks asset area, flowed 1,188 BOE per day (75% oil) during a 24-hour initial potential test. This well was the Company’s second positive test of the Wolfcamp A-Lower interval and further confirms the potential of the Wolfcamp A-Lower interval as another completion target in the Rustler Breaks asset area.

Wolf and Jackson Trust Asset Areas

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The Toot D 17-TTT-C24 NL #211H well, a Wolfcamp A-Lower completion in the Jackson Trust asset area, flowed 1,692 BOE per day (81% oil) during a 24-hour initial potential test. This well is another positive test of the Wolfcamp A-Lower interval in the Jackson Trust asset area and is an opposing lateral to the Totum E 18-TTT-C24 NL #211H well. At February 21, 2018, the Totum #211H well continued to track well above Matador’s 750,000 BOE type curve for the Wolfcamp A-Lower interval in the Jackson Trust asset area and appeared to be on track for an ultimate recovery of just over 1.0 million BOE.

Arrowhead and Ranger Asset Areas

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The Stebbins 19 Federal Com #123H and the Stebbins 20 Federal #124H wells, both Second Bone Spring completions in the Arrowhead asset area in Eddy County, New Mexico, tested 1,012 BOE per day (90% oil) and 845 BOE per day (90% oil), respectively, during 24-hour initial potential tests. These wells were the second and third positive tests of the Second Bone Spring interval on the Company’s Stebbins leasehold in the southwestern portion of its Arrowhead asset area.

Proved Reserves at December 31, 2017

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Matador’s total proved oil and natural gas reserves increased 44% year-over-year from 105.8 million BOE (consisting of 57.0 million barrels of oil and 292.6 billion cubic feet of natural gas) at December 31,

2016 to 152.8 million BOE (consisting of 86.7 million barrels of oil and 396.2 billion cubic feet of natural gas) at December 31, 2017. Oil, natural gas and total proved reserves at December 31, 2017 were each all-time highs for Matador. At December 31, 2017, the Delaware Basin accounted for approximately 84% of the Company’s total proved oil and natural gas reserves, as compared to approximately 75% at December 31, 2016.

•	Matador’s proved oil reserves increased 52% year-over-year from 57.0 million barrels at December 31, 2016 to 86.7 million barrels at December 31, 2017.

•	Approximately 57% of Matador’s total proved oil and natural gas reserves were oil at December 31, 2017, as compared to 54% at December 31, 2016.

•	Approximately 45% of the Company’s total proved oil and natural gas reserves were proved developed at December 31, 2017, as compared to 41% at December 31, 2016.

Full Year 2017 Highlights - Year Ended December 31, 2017

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Matador’s net income (GAAP basis) increased to $125.9 million, or $1.23 per diluted common share, for the year ended December 31, 2017, as compared to a net loss of $97.4 million, or $1.07 per diluted common share, for the year ended December 31, 2016.

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Matador’s adjusted net income (a non-GAAP financial measure) increased to $73.4 million, or $0.72 per diluted common share, for the year ended December 31, 2017, as compared to an adjusted net loss of $2.8 million, or $0.03 per diluted common share, for the year ended December 31, 2016.

•	Matador’s Adjusted EBITDA (a non-GAAP financial measure) increased 113% from $157.9 million for the year ended December 31, 2016 to $336.1 million for the year ended December 31, 2017.

•	For the year ended December 31, 2017, as compared to the year ended December 31, 2016:

◦
Oil production increased 54% from 5.1 million barrels (average daily oil production of 13,900 barrels per day) in 2016 to 7.9 million barrels (average daily oil production of 21,500 barrels per day) in 2017. Matador’s 2017 oil production was the best annual result in the Company’s history.

◦
Natural gas production increased 25% from 30.5 billion cubic feet (average daily natural gas production of 83.3 million cubic feet per day) in 2016 to 38.2 billion cubic feet (average daily natural gas production of 104.6 million cubic feet per day) in 2017. Matador’s 2017 natural gas production was the best annual result in the Company’s history.

◦
Average daily oil equivalent production increased 40% from 10.2 million BOE (average daily oil equivalent production of 27,800 BOE per day) in 2016 to 14.2 million BOE (average daily oil equivalent production of 38,900 BOE per day) in 2017.

◦
In the Delaware Basin, total oil equivalent production increased 84% from 5.8 million BOE (average daily oil equivalent production of 15,900 BOE per day) in 2016 to 10.8 million BOE (average daily oil equivalent production of 29,500 BOE per day) in 2017. The Delaware Basin comprised 76% of Matador’s total oil equivalent production in 2017, as compared to 57% in 2016.

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Matador’s Net Debt to Adjusted EBITDA ratio declined from 2.3x at December 31, 2016 to 1.4x at December 31, 2017. For purposes of this computation, Net Debt is defined as debt outstanding under Matador’s senior notes less available cash, including Matador’s proportionate share of any restricted cash.

Comparisons of selected financial and operating items for the years ended December 31, 2017, 2016 and 2015 are shown in the following table:

	Year Ended
	December 31,	December 31,	December 31,
	2017	2016	2015
Net Production Volumes:(1)
Oil (MBbl)(2)	7,851	5,096	4,492
Natural gas (Bcf)(3)	38.2	30.5	27.7
Total oil equivalent (MBOE)(4)	14,212	10,180	9,109
Average Daily Production Volumes:(1)
Oil (Bbl/d)	21,510	13,924	12,306
Natural gas (MMcf/d)(5)	104.6	83.3	75.9
Total oil equivalent (BOE/d)(6)	38,936	27,813	24,955
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$49.28	$41.19	$45.27
Oil, with realized derivatives (per Bbl)	$48.81	$42.34	$59.13
Natural gas, without realized derivatives (per Mcf)	$3.72	$2.66	$2.71
Natural gas, with realized derivatives (per Mcf)	$3.70	$2.78	$3.24
Revenues (millions):
Oil and natural gas revenues	$528.7	$291.2	$278.3
Third-party midstream services revenues	$10.2	$5.2	$1.9
Realized (loss) gain on derivatives	$(4.3)	$9.3	$77.1
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.10	$4.23	$3.91
Lease operating	$4.74	$5.52	$6.01
Plant and other midstream services operating	$0.92	$0.53	$0.38
Depletion, depreciation and amortization	$12.49	$11.99	$19.63
General and administrative(7)	$4.65	$5.41	$5.50
Total(8)	$26.90	$27.68	$35.43
Net income (loss) (millions)(9)	$125.9	$(97.4)	$(679.8)
Earnings (loss) per common share (diluted)(9)	$1.23	$(1.07)	$(8.34)
Adjusted net income (loss) (millions)(9)(10)	$73.4	$(2.8)	$9.8
Adjusted earnings (loss) per common share (diluted)(9)(11)	$0.72	$(0.03)	$0.12
Adjusted EBITDA (millions)(9)(12)	$336.1	$157.9	$223.1

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(7) Includes approximately $1.17, $1.23 and $1.04 per BOE of non-cash, stock-based compensation expense for the years ended December 31, 2017, 2016 and 2015, respectively.

(8) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(9) Attributable to Matador Resources Company shareholders after giving effect to amounts attributable to third-party non-controlling interests.
(10) Adjusted net income (loss) is a non-GAAP financial measure. For a definition of adjusted net income (loss) and a reconciliation of adjusted net income (loss) (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Adjusted earnings (loss) per common share is a non-GAAP financial measure. For a definition of adjusted earnings (loss) per common share and a reconciliation of adjusted earnings (loss) per common share (non-GAAP) to earnings (loss) per common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Midstream and Marketing Highlights

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On January 22, 2018, Matador announced a strategic relationship between a subsidiary of the Company’s 51%-owned midstream joint venture, San Mateo, and a subsidiary of Plains All American Pipeline, L.P. (NYSE: PAA) (“Plains”) to gather and transport crude oil for Matador and third-party customers in and around the Rustler Breaks asset area. Subsidiaries of San Mateo and Plains have agreed to work together through a joint tariff arrangement and related transactions to offer third-party producers located within a joint development area of approximately 400,000 acres in Eddy County, New Mexico crude oil transportation services from the wellhead to Midland, Texas with access to other end markets, such as Cushing and the Gulf Coast. Please see Matador’s January 22, 2018 press release for additional details regarding this strategic relationship.

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In addition to the Plains relationship, Matador is also pleased to announce that it has entered into agreements with other parties to secure takeaway capacity for its natural gas and natural gas liquids (“NGLs”) processed at San Mateo’s Black River cryogenic natural gas processing plant in the Rustler Breaks asset area (the “Black River Processing Plant”). Matador has secured firm residue natural gas takeaway capacity from El Paso Natural Gas Company, L.L.C. and is evaluating additional options to ensure transportation for the full capacity of the plant out of the Delaware Basin. A recent transaction with BP Energy Company is also expected to provide full plant capacity pipeline transportation to the Gulf Coast for NGL volumes delivered from the Black River Processing Plant, which should eliminate the need to truck NGLs from the Black River Processing Plant. This pipeline interconnect is expected to be completed and operational later in the first quarter of 2018.

2018 Guidance Estimates

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Matador today announced its full year 2018 guidance estimates. These guidance estimates assume six drilling rigs operating in the Delaware Basin throughout 2018. The Company expects to operate three rigs in the Rustler Breaks asset area, one rig in the Antelope Ridge asset area, one rig in the Wolf and Jackson Trust asset areas and one rig in the Arrowhead, Ranger and Twin Lakes asset areas throughout substantially all of 2018. One of the three rigs operating in the Rustler Breaks asset area is also expected to drill at least two salt water disposal wells for San Mateo in that area in the first half of 2018. As a result, the Company expects that this rig will spend only approximately three-quarters of the year drilling oil and natural gas wells.

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In 2018, Matador expects to continue to focus its capital expenditures on the Delaware Basin. Matador has allocated substantially all of its estimated 2018 capital expenditures to the Delaware Basin, with the exception of amounts allocated to limited operations in the Eagle Ford and Haynesville shales to maintain and extend leases and to participate in those non-operated well opportunities where economic returns are expected to be comparable to Matador’s Delaware Basin wells.

•	Full year 2018 guidance estimates are as follows:
(1) Oil production of 9.7 to 10.1 million barrels, an increase of 26% to the midpoint of 2018 guidance of 9.9 million barrels, as compared to 7.9 million barrels actually produced in 2017;

(2) Natural gas production of 41.0 to 43.0 billion cubic feet, an increase of 10% to the midpoint of 2018 guidance of 42.0 billion cubic feet, as compared to 38.2 billion cubic feet actually produced in 2017;
(3) Total oil equivalent production of 16.5 to 17.3 million BOE, an increase of 19% to the midpoint of 2018 guidance of 16.9 million BOE, as compared to 14.2 million BOE actually produced in 2017;
(4) Drilling and completions capital expenditures (including equipping wells for production) of $530 to $570 million, including estimated capital expenditures associated with non-operated well opportunities;
(5) Midstream capital expenditures of $70 to $90 million, which reflects Matador’s 51% share of San Mateo’s estimated 2018 capital expenditure budget, which will be primarily directed to (i) completing the expansion of the Black River Processing Plant, (ii) building out oil gathering and transportation lines throughout the Rustler Breaks and Wolf asset areas, (iii) drilling, completing and equipping at least two additional commercial salt water disposal wells in the Rustler Breaks asset area, (iv) building out oil, natural gas and salt water gathering and transportation lines to additional Matador locations and third-party customers, as needed, and (v) other opportunities that may arise in 2018; and
(6) Adjusted EBITDA, a non-GAAP financial measure, of $425 to $455 million, an increase of 31% to the midpoint of 2018 guidance of $440 million, as compared to Adjusted EBITDA of $336.1 million in 2017. Adjusted EBITDA guidance is based on estimated average realized prices of $55.71 per barrel for oil (using the forward strip for oil prices as of mid-February 2018, which yields an average West Texas Intermediate oil price of $58.21 per barrel, less $2.50 per barrel of estimated price differentials) and $2.98 per thousand cubic feet for natural gas (using the forward strip for natural gas prices as of mid-February 2018, which yields an average NYMEX Henry Hub natural gas price of $2.73 per thousand cubic feet, plus $0.25 per thousand cubic feet, assuming uplifts from natural gas processing are slightly above regional price differentials during the year).

First Quarter 2018 Production Estimates

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Given the particularly strong oil production growth exhibited in the Company’s asset areas, particularly in the Delaware Basin, in the third and fourth quarters of 2017, as well as the timing of certain multi-well pad completions and additional wells being shut-in as offsetting wells are completed in the first quarter of 2018, Matador anticipates that its oil production in the first quarter of 2018 will be relatively flat as compared to the fourth quarter of 2017, before growing again in the subsequent quarters of 2018. For instance, Matador estimates fourth quarter 2018 average daily oil production between 28,500 and 29,500 barrels of oil per day, an increase of 18% from its fourth quarter 2017 average daily oil production of 24,700 barrels of oil per day.

•
Matador’s natural gas production also grew more than initially anticipated in the fourth quarter of 2017, as the growth in associated natural gas production attributable to new wells in the Delaware Basin more than offset declining production volumes in the Haynesville and Eagle Ford operating areas. This result was largely due to several new Wolfcamp B-Blair wells being placed on production in the fourth quarter of 2017 in the Rustler Breaks asset area, as well as better-than-expected natural gas production from the Haynesville shale. As more Wolfcamp A-XY completions (which produce a higher percentage of oil than Wolfcamp B-Blair completions) are scheduled for the Rustler Breaks asset area in the first quarter of 2018 and natural gas production from the Haynesville continues to decline, Matador anticipates a small decline of 3 to 5% in its natural gas production in the first quarter of 2018, as compared to the fourth quarter of 2017. Matador’s natural gas production is expected to grow by approximately 10% during 2018 as compared to 2017, but the cadence of its natural gas production growth is anticipated to be a bit more uneven in 2018 than in prior years, as no significant Haynesville shale natural gas volumes are expected to be added in 2018.

Matador will provide additional details on its estimated 2018 production growth and capital spending plans during its upcoming Analyst Day on Tuesday, March 6, 2018 in Dallas, Texas.

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “While 2017 was Matador’s best year ever, we are excited about our outlook for further improvement in 2018. The Board and I salute the staff for their record-setting achievements in 2017 and for setting us up for 2018, and we wish to thank them again for their hard work, planning and extra effort on behalf of all Matador shareholders and interest owners. We are now excited to turn the page and meet the challenges and opportunities of 2018 in our continuing effort to build and profitably grow the value of each Matador share.

“We were also recently pleased to announce one of these significant value-added opportunities for 2018—the strategic relationship we formed in January between various subsidiaries of San Mateo and Plains All American Pipeline, L.P. to gather and transport crude oil for Matador and third-party customers in and around our Rustler Breaks asset area in Eddy County, New Mexico for delivery to Plains’ extensive interstate midstream transportation system. Not only does this relationship open up additional market opportunities for San Mateo and Matador through Plains’ midstream asset footprint and San Mateo’s localized pipeline systems, it also further demonstrates San Mateo’s ability to generate value for San Mateo, Matador and third-party customers by providing services across all three production streams—oil, natural gas and water.

“Matador ended 2017 with record production and reserves fueled by the success we continue to achieve across the northern Delaware Basin. Matador’s oil, natural gas and total oil equivalent production in 2017 were all record annual results for the Company and exceeded the high end of our final 2017 production guidance. We believe our Delaware Basin production growth was particularly impressive in 2017. Our Delaware Basin average daily oil equivalent production increased 84% from 15,900 BOE per day in 2016 to 29,500 BOE per day in 2017, and in the fourth quarter of 2017, our Delaware Basin average oil equivalent production reached almost 35,000 BOE per day, up 14% sequentially from the third quarter.

“In addition, our total company-wide proved oil and natural gas reserves grew 44% year-over-year from 105.8 million BOE at December 31, 2016 to a Matador-best of 152.8 million BOE at December 31, 2017. Our total proved oil reserves of 86.7 million barrels comprised 57% of our total proved reserves at year-end 2017. We replaced 4.3 times our 2017 production of 14.2 million BOE, consistent with our average reserves replacement over the past five years. Our proved oil and natural gas reserves in the Delaware Basin grew at an even faster pace, increasing 62% from 79.4 million BOE at December 31, 2016 to 129.0 million BOE at December 31, 2017. Matador’s Delaware Basin proved reserves comprised 84% of our total proved reserves at year-end 2017.

“As described further in this earnings release, Matador plans to operate six state-of-the-art rigs drilling primarily oil and natural gas wells in the Delaware Basin throughout 2018, although we plan to use the sixth rig to drill at least two additional salt water disposal wells for San Mateo in the Rustler Breaks asset area. We continue to maintain considerable flexibility to modify our drilling program—up or down—based on expected rates of return, special opportunities, commodity prices and other relevant criteria, but given current commodity prices and the opportunities we see ahead, we believe this six-rig program is the most appropriate for Matador in 2018. At current commodity prices and anticipated costs, we expect to outspend our cash flows in 2018, but we believe that Matador is creating significant shareholder value through the high rate of return wells we are drilling, as well as through opportunistic investments in midstream assets and in the leasehold and mineral positions we are acquiring—particularly in the Delaware Basin—that are available now, but are unlikely to be available in the future. Our balance sheet remains strong, and we are well funded to execute our capital investment plan for 2018. As a result, we believe that it is important for us to continue to capture these value-creating opportunities as they become available to us for the current and future benefit of our shareholders. Our planned capital investments and the continued execution of our plans should lead to another strong year of results for Matador in 2018.”

Part II - Detailed Financial Results and Operations Update

Operating and Financial Results - Fourth Quarter and Year Ended December 31, 2017

Production and Revenues

Fourth Quarter 2017

Average daily oil equivalent production increased 4% sequentially from 41,954 BOE per day (56% oil) in the third quarter of 2017 to 43,718 BOE per day (56% oil) in the fourth quarter of 2017, and increased 46% year-over-year from 29,965 BOE per day (52% oil) in the fourth quarter of 2016. Matador’s fourth quarter 2017 total oil equivalent production of approximately 4.0 million BOE was the best quarterly result in the Company’s history.

Average daily oil production increased 5% sequentially from 23,538 barrels per day in the third quarter of 2017 to 24,665 barrels per day in the fourth quarter of 2017, and increased 57% year-over-year from 15,720 barrels per day in the fourth quarter of 2016. Matador’s fourth quarter 2017 oil production of almost 2.3 million barrels was the best quarterly result in the Company’s history.

Average daily natural gas production increased 3% sequentially from 110.5 million cubic feet per day in the third quarter of 2017 to 114.3 million cubic feet per day in the fourth quarter of 2017, and increased 34% year-over-year from 85.5 million cubic feet per day in the fourth quarter of 2016. Matador’s fourth quarter 2017 natural gas production of approximately 10.5 billion cubic feet was the best quarterly result in the Company’s history.

Matador’s Delaware Basin average oil equivalent production was 34,859 BOE per day (80% of total oil equivalent production) in the fourth quarter of 2017, consisting of 21,006 barrels of oil per day (85% of total oil production) and 83.1 million cubic feet of natural gas per day (73% of total natural gas production). Matador’s Delaware Basin oil equivalent production increased 14% sequentially, as compared to 30,707 BOE per day in the third quarter of 2017, and increased 69% year-over-year, as compared to 20,670 BOE per day in the fourth quarter of 2016.

Oil and natural gas revenues increased 22% sequentially from $134.9 million in the third quarter of 2017 to $165.1 million in the fourth quarter of 2017, and increased 74% year-over-year from $94.8 million in the fourth quarter of 2016. The increase in oil and natural gas revenues was attributable to both higher oil and natural gas production and higher realized oil and natural gas prices in the fourth quarter of 2017, as compared to the third quarter of 2017 and the fourth quarter of 2016. Oil revenues increased 22% sequentially from $100.2 million in the third quarter of 2017 to $121.8 million in the fourth quarter of 2017, and increased 78% year-over-year from $68.5 million in the fourth quarter of 2016. Natural gas revenues increased 25% sequentially from $34.8 million in the third quarter of 2017 to $43.4 million in the fourth quarter of 2017, and increased 65% year-over-year from $26.3 million in the fourth quarter of 2016. Weighted average realized oil prices increased 16% sequentially from $46.25 per barrel realized in the third quarter of 2017 to $53.66 per barrel realized in the fourth quarter of 2017, and increased 13% year-over-year from $47.34 per barrel realized in the fourth quarter of 2016. Average oil price differentials improved from -$1.95 per barrel in the third quarter to -$1.65 per barrel in the fourth quarter of 2017. Weighted average realized natural gas prices increased 20% sequentially from $3.42 per thousand cubic feet in the third quarter of 2017 to $4.12 per thousand cubic feet in the fourth quarter of 2017, and increased 23% year-over-year from $3.35 per thousand cubic feet realized in the fourth quarter of 2016. Matador realized an uplift of $1.20 per thousand cubic feet above the NYMEX Henry Hub natural gas prices in the fourth quarter of 2017, as compared to $0.47 per thousand cubic feet in the third quarter of 2017. As Matador is a two-stream reporter, this increased uplift in the realized weighted average natural gas price primarily reflects the improvement in prices realized for the Company’s natural gas liquids in the fourth quarter of 2017.

Total realized revenues, including realized hedging gains and losses and third-party midstream services revenues, increased 19% sequentially from $138.6 million in the third quarter of 2017 to $165.3 million in the fourth quarter of 2017, and increased 72% year-over-year from $95.9 million in the fourth quarter of 2016. Third-party midstream services revenues increased 3% sequentially from $3.2 million in the third quarter of 2017 to $3.3 million in the fourth quarter of 2017, and increased 47% year-over-year from $2.3 million in the fourth quarter of 2016. Realized hedging losses were $3.1 million in the fourth quarter of 2017, as compared to realized hedging gains of $0.5 million in the third quarter of 2017 and realized hedging losses of $1.1 million in the fourth quarter of 2016.

Year Ended December 31, 2017

Average daily oil equivalent production increased 40% from 27,813 BOE per day (50% oil) for the year ended December 31, 2016 to 38,936 BOE per day (55% oil) for the year ended December 31, 2017. Of particular note, the oil component of Matador’s total oil equivalent production increased from 50% to 55% during 2017. Matador’s 2017 total oil equivalent production of approximately 14.2 million BOE was the best annual result in the Company’s history and was above the high end of the Company’s 2017 oil equivalent production guidance.

Average daily oil production increased 54% from 13,924 barrels per day for the year ended December 31, 2016 to 21,510 barrels per day for the year ended December 31, 2017. Matador’s 2017 total oil production of approximately 7.9 million barrels was the best annual result in the Company’s history and was above the high end of the Company’s 2017 oil production guidance.

Average daily natural gas production increased 25% from 83.3 million cubic feet per day for the year ended December 31, 2016 to 104.6 million cubic feet per day for the year ended December 31, 2017. Matador’s 2017 total natural gas production of approximately 38.2 billion cubic feet was the best annual result in the Company’s history and was above the high end of the Company’s 2017 natural gas production guidance.

Matador’s Delaware Basin average oil equivalent production was 29,463 BOE per day (76% of total oil equivalent production) for the year ended December 31, 2017, consisting of 18,023 barrels of oil per day (84% of total oil production) and 68.6 million cubic feet of natural gas per day (66% of total natural gas production). Matador’s Delaware Basin average oil equivalent production increased approximately 84%, as compared to 15,941 BOE per day (57% of total oil equivalent production) for the year ended December 31, 2016, consisting of 10,395 barrels of oil per day (75% of total oil production) and 33.3 million cubic feet of natural gas per day (40% of total natural gas production).

Oil and natural gas revenues increased 82% from $291.2 million for the year ended December 31, 2016 to $528.7 million for the year ended December 31, 2017. The increase in oil and natural gas revenues was attributable to both higher oil and natural gas production and higher realized oil and natural gas prices in 2017 as compared to 2016. Oil revenues increased 84% from $209.9 million for the year ended December 31, 2016 to $386.9 million for the year ended December 31, 2017. Natural gas revenues increased 75% from $81.2 million for the year ended December 31, 2016 to $141.8 million for the year ended December 31, 2017. Weighted average realized oil prices increased 20% from $41.19 per barrel realized for the year ended December 31, 2016 to $49.28 per barrel realized for the year ended December 31, 2017. Average oil price differentials improved to -$1.52 per barrel in 2017, as compared to -$2.21 per barrel in 2016. Weighted average realized natural gas prices increased 40% from $2.66 per thousand cubic feet for the year ended December 31, 2016 to $3.72 per thousand cubic feet for the year ended December 31, 2017. Matador realized an uplift of $0.70 per thousand cubic feet above the average NYMEX Henry Hub natural gas price in 2017, as compared to an uplift of $0.11 per thousand cubic feet in 2016. As Matador is a two-stream reporter, this increased uplift in the realized weighted average natural gas price primarily reflects the improvement in prices realized for the Company’s natural gas liquids during 2017.

Total realized revenues, including realized hedging gains and third-party midstream services revenues, increased 75% from $305.7 million for the year ended December 31, 2016 to $534.6 million for the year ended December 31, 2017. Third-party midstream services revenues almost doubled from $5.2 million for the year ended December 31, 2016 to $10.2 million for the year ended December 31, 2017. Realized hedging losses were $4.3 million for the year ended December 31, 2017, as compared to realized hedging gains of $9.3 million for the year ended December 31, 2016.

Net Income (Loss) and Earnings (Loss) Per Share

For the fourth quarter of 2017, Matador reported net income of approximately $38.3 million and earnings of $0.35 per diluted common share on a GAAP basis, an increase of 155%, as compared to net income of approximately $15.0 million, or $0.15 per diluted common share, in the third quarter of 2017, and a decrease of 63%, as compared to net income of approximately $104.2 million and earnings of $1.09 per diluted common share in the fourth quarter of 2016. Matador’s net income in the fourth quarter of 2016 was significantly impacted by the recognition of the remaining gain of $104.1 million resulting from the October 2015 sale of its natural gas processing plant in Loving County, Texas. Portions of the fourth quarter 2017 net income (GAAP basis) were attributable to non-cash items, primarily unrealized hedging losses, and excluding those items from net income resulted in adjusted net income (non-GAAP) of approximately $27.2 million and adjusted earnings of $0.25 per diluted common share. Adjusted net income for the fourth quarter of 2017 did not include the federal AMT benefit of $8.2 million and was estimated using a federal statutory tax rate of 35%.

Matador’s net income for the fourth quarter of 2017 was favorably impacted by (1) higher oil and natural gas production and higher realized oil and natural gas prices, as compared to the third quarter of 2017 and (2) an estimated federal AMT refund of $8.2 million resulting from the recent enactment of the Tax Cuts and Jobs Act. Matador’s net income for the fourth quarter of 2017 was unfavorably impacted by (1) a realized loss on derivatives of $3.1 million and (2) a non-cash, unrealized loss on derivatives of $11.7 million.

For the year ended December 31, 2017, Matador reported net income of approximately $125.9 million and earnings of $1.23 per diluted common share on a GAAP basis, as compared to a net loss of approximately $97.4 million and a loss of $1.07 per diluted common share for the year ended December 31, 2016. Portions of the full year 2017 net income (GAAP basis) were attributable to non-cash items, and excluding those items from net income resulted in adjusted net income (non-GAAP) of approximately $73.4 million and adjusted earnings of $0.72 per diluted common share.

Matador’s net income for the year ended December 31, 2017 was favorably impacted by (1) higher oil and natural gas production and higher realized oil and natural gas prices, as compared to the year ended December 31, 2016, (2) an increase of approximately $5.0 million in third-party midstream services revenues, (3) a non-cash, unrealized gain on derivatives of $9.7 million, (4) an estimated federal AMT refund of $8.2 million resulting from the recent enactment of the Tax Cuts and Jobs Act and (5) no full-cost ceiling impairment throughout the year ended December 31, 2017. Matador’s net income for the year ended December 31, 2017 was unfavorably impacted by a realized loss on derivatives of $4.3 million.

For a reconciliation of adjusted net income (loss) (non-GAAP) and adjusted earnings (loss) per diluted common share (non-GAAP) to net income (loss) (GAAP) and earnings (loss) per common share (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, increased 28% sequentially from $84.8 million in the third quarter of 2017 to $108.6 million in the fourth quarter of 2017, and increased 99% year-over-year from $54.5 million in the fourth quarter of 2016. The sequential increase in Adjusted EBITDA was primarily attributable to the increase in oil and natural gas production and the increase in oil and natural gas prices realized during the fourth quarter of 2017, as compared to the third quarter of 2017. The year-over-year increase in Adjusted EBITDA was also primarily attributable to the significant increases in both oil and natural gas production and oil and natural gas prices realized in the fourth quarter of 2017, as compared to the fourth quarter of 2016.

Adjusted EBITDA, a non-GAAP financial measure, increased 113% from $157.9 million for the year ended December 31, 2016 to $336.1 million for the year ended December 31, 2017. This increase was primarily attributable to the significant increases in both oil and natural gas production and oil and natural gas prices realized for the year ended December 31, 2017, as compared to the year ended December 31, 2016, but was partially offset by a decrease of $13.6 million in realized hedging gains between the comparable periods.

For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operating Expenses

Production taxes, transportation and processing

Production taxes, transportation and processing expenses on a unit-of-production basis increased 10% sequentially from $4.06 per BOE in the third quarter of 2017 to $4.46 per BOE in the fourth quarter of 2017, and increased 1% year-over-year from $4.43 per BOE in the fourth quarter of 2016. This increase in production taxes, transportation and processing expenses during the fourth quarter of 2017 was primarily attributable to higher oil and natural gas revenues, which resulted in higher production taxes.

Production taxes, transportation and processing expenses on a unit-of-production basis decreased 3% from $4.23 per BOE for the year ended December 31, 2016 to $4.10 per BOE for the year ended December 31, 2017. This decrease in production taxes, transportation and processing expenses on a unit-of-production basis was primarily attributable to the 40% increase in total oil equivalent production in 2017, as well as the decreased transportation and processing charges resulting from a full year of operations for the Black River Processing Plant, both of which offset a significant increase in production taxes resulting from higher oil and natural gas revenues in 2017.

Lease operating expenses (LOE)

Lease operating expenses on a unit-of-production basis increased 8% sequentially from $4.32 per BOE in the third quarter of 2017 to $4.68 per BOE in the fourth quarter of 2017, but decreased 13% year-over-year from $5.41 per BOE in the fourth quarter of 2016. The sequential increase in lease operating expenses on a unit-of-production basis was primarily attributable to increased workover, repair and maintenance costs in the fourth quarter of 2017, as compared to the prior quarter. The lease operating expense of $4.68 per BOE in the fourth quarter of 2017 was just below the average of $4.74 per BOE for full year 2017 and was also below the Company’s year-end 2017 target of reducing lease operating expenses to below $5.00 per BOE.

Lease operating expenses decreased 14% on a unit-of-production basis from $5.52 per BOE for the year ended December 31, 2016 to $4.74 per BOE for the year ended December 31, 2017. The decreases in lease operating expenses on a unit-of-production basis were primarily attributable to several key factors, including (1) increased efficiencies as more salt water was gathered by pipeline to San Mateo’s disposal facilities in the Delaware Basin, (2) decreased workover expenses, (3) decreased salt water disposal and chemical costs associated with the Company’s Eagle Ford operations and (4) a 40% increase in total oil equivalent production in 2017, as compared to 2016.

Depletion, Depreciation and Amortization (DD&A)

Depletion, depreciation and amortization expenses on a unit-of-production basis increased 9% sequentially from $12.38 per BOE in the third quarter of 2017 to $13.53 per BOE in the fourth quarter of 2017, and increased 17% year-over-year from $11.56 per BOE in the fourth quarter of 2016. Depletion, depreciation and amortization expenses on a unit-of-production basis increased 4% from $11.99 per BOE for the year ended December 31, 2016 to $12.49 per BOE for the year ended December 31, 2017. These increases were attributable, in part, to increased depreciation expenses associated with new midstream assets constructed and placed into service in 2017, as well as higher estimated future development costs associated with proved undeveloped oil and natural gas reserves at December 31, 2017, both of which were offset by the increase in the Company’s total proved oil and natural gas reserves between the respective periods.

General and administrative (G&A)

General and administrative expenses on a unit-of-production basis decreased 3% from $4.19 per BOE in the third quarter of 2017 to $4.06 per BOE in the fourth quarter of 2017, and decreased 28% year-over-year from $5.65 per BOE in the fourth quarter of 2016. The fourth quarter 2017 general and administrative expense of $4.06 per BOE was Matador’s lowest general and administrative expense on a unit-of-production basis since becoming a public company in February 2012.

General and administrative expenses on a unit-of-production basis decreased 14% from $5.41 per BOE for the year ended December 31, 2016 to $4.65 per BOE for the year ended December 31, 2017.
Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at December 31, 2017, 2016 and 2015.

	At December 31,
	2017	2016	2015
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	86,743	56,977	45,644
Natural Gas (Bcf)(4)	396.2	292.6	236.9
Total (MBOE)(5)	152,771	105,752	85,127
Estimated proved developed reserves:
Oil (MBbl)(3)	36,966	22,604	17,129
Natural Gas (Bcf)(4)	190.1	126.8	101.4
Total (MBOE)(5)	68,651	43,731	34,037
Percent developed	44.9%	41.4%	40.0%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	49,777	34,373	28,515
Natural Gas (Bcf)(4)	206.1	165.9	135.5
Total (MBOE)(5)	84,120	62,021	51,090
Standardized Measure (in millions)	$1,258.6	$575.0	$529.2
PV-10(6) (in millions)	$1,333.4	$581.5	$541.6

(1) Numbers in table may not total due to rounding.
(2) Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of the first-day-of-the-month prices for the period from January through December 2017 were $47.79 per Bbl for oil and $2.98 per MMBtu for natural gas, for the period from January through December 2016 were $39.25 per Bbl for oil and $2.48 per MMBtu for natural gas and for the period from January through December 2015 were $46.79 per Bbl for oil and $2.59 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids associated with the natural gas is included in the estimated wellhead price on those properties where the natural gas liquids are extracted and sold.

(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.
(5) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(6) PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Matador’s estimated total proved oil and natural gas reserves were 152.8 million BOE at December 31, 2017, an all-time high, consisting of 86.7 million barrels of oil and 396.2 billion cubic feet of natural gas (both also all-

time highs), with a Standardized Measure of $1.26 billion and a PV-10, a non-GAAP financial measure, of $1.33 billion. Estimated total proved oil and natural gas reserves increased 44% from estimated total proved oil and natural gas reserves of 105.8 million BOE at December 31, 2016, consisting of 57.0 million barrels of oil and 292.6 billion cubic feet of natural gas, with a Standardized Measure of $575.0 million and a PV-10, a non-GAAP financial measure, of $581.5 million. The 119% increase in Standardized Measure and the 129% increase in PV-10 at December 31, 2017, as compared to December 31, 2016, were attributable to both the increase in total proved reserves and the increase in oil and natural gas prices used to determine Standardized Measure and PV-10. At December 31, 2017, the 12-month arithmetic averages of oil and natural gas prices used to estimate proved reserves were $47.79 per barrel and $2.98 per MMBtu, respectively, as compared to $39.25 per barrel and $2.48 per MMBtu, respectively, at December 31, 2016. Total proved reserves of 152.8 million BOE at December 31, 2017 represent a 79% increase, as compared to 85.1 million BOE at December 31, 2015. At December 31, 2017, Matador’s proved oil and natural gas reserves were 45% proved developed reserves, as compared to 41% and 40% at December 31, 2016 and 2015, respectively.

Accounting for total oil equivalent production of 14.2 million BOE, Matador’s proved reserves grew by 61.2 million BOE in 2017, or approximately 4.3 times its 2017 annual production. The Company’s proved reserves to production ratio at December 31, 2017 was 10.8x, an increase of 4% from 10.4x at December 31, 2016.

Proved oil reserves increased 52% to 86.7 million barrels at December 31, 2017, as compared to 57.0 million barrels at December 31, 2016, and increased 90%, as compared to 45.6 million barrels at December 31, 2015. Accounting for Matador’s 2017 oil production of approximately 7.9 million barrels, Matador increased its proved oil reserves by 37.6 million barrels in 2017, or approximately 4.8 times its 2017 annual oil production. The increase in year-over-year proved oil reserves resulted from Matador’s ongoing delineation and development operations in the Delaware Basin. Proved oil reserves comprised 57% of the Company’s total proved reserves at December 31, 2017, as compared to 54% at each of December 31, 2016 and 2015.

Proved natural gas reserves increased 35% to 396.2 billion cubic feet at December 31, 2017, as compared to 292.6 billion cubic feet at December 31, 2016. The increase in year-over-year natural gas reserves resulted from the Company’s ongoing delineation and development operations in the Delaware Basin. Proved natural gas reserves comprised 43% of the Company’s total proved reserves at December 31, 2017, as compared to 46% at each of December 31, 2016 and 2015.

Matador’s proved oil and natural gas reserves attributable to the Delaware Basin increased 62% from 79.4 million BOE at December 31, 2016 to 129.0 million BOE at December 31, 2017. Matador’s Delaware Basin proved oil and natural gas reserves increased 65% and 58%, respectively, from 46.9 million barrels and 195.1 billion cubic feet at December 31, 2016 to 77.5 million barrels and 308.9 billion cubic feet at December 31, 2017. Matador’s Delaware Basin proved reserves comprised 84% of the Company’s total proved oil and natural gas reserves at December 31, 2017, including 89% of its proved oil reserves and 78% of its proved natural gas reserves.

For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations Update

Drilling and Completions Activities

During the fourth quarter of 2017, Matador continued to focus on the exploration, delineation and development of the Company’s Delaware Basin acreage in Loving County, Texas and Lea and Eddy Counties, New Mexico. Matador began 2017 operating four drilling rigs in the Delaware Basin and continued to do so throughout the first quarter. In late April 2017, Matador added a fifth drilling rig in the Delaware Basin, operating this rig in its Rustler Breaks asset area. During the third quarter of 2017, Matador took delivery of a sixth drilling rig for the initial purpose of drilling two commercial salt water disposal wells in the Rustler Breaks asset area for its midstream joint venture, San Mateo. Between August and October 2017, Matador used this rig to drill the two salt water disposal wells, both of which have been completed and are now fully operational.

San Mateo has elected to commission the drilling and completion of two additional salt water disposal wells and the construction of associated commercial salt water disposal facilities in the Rustler Breaks asset area, which, when completed, will result in a total of five commercial salt water disposal wells in the Rustler Breaks asset area by mid-2018. As noted in its November 6, 2017 earnings release, Matador anticipated spudding a fourth salt water disposal well at Rustler Breaks prior to the end of 2017, but due to a delay in securing the water injection permit for this well, Matador elected to move the sixth rig to the Antelope Ridge asset area to begin drilling the Company’s first oil and natural gas wells in that area. Matador drilled two oil and natural gas wells in its Antelope Ridge asset area during the fourth quarter of 2017 and drilled a third well at Antelope Ridge in early 2018. Two of these wells were completed in early 2018.

As described in its 2018 guidance estimates presented earlier in this earnings release, Matador now expects to operate six drilling rigs in the Delaware Basin throughout 2018, including three rigs in the Rustler Breaks asset area, one rig in the Wolf and Jackson Trust asset areas, one rig in the Arrowhead, Ranger and Twin Lakes asset areas and one rig in the Antelope Ridge asset area. One of the three rigs operating in the Rustler Breaks asset area is also expected to drill at least two salt water disposal wells in that area during the first half of 2018. As a result, the Company expects that this rig will spend only approximately three-quarters of the year drilling oil and natural gas wells. Matador expects to direct substantially all of its 2018 capital expenditures to drilling and completion and midstream operations in the Delaware Basin.

Matador has continued to build significant optionality into its drilling program. Three of its rigs continue to operate on longer-term contracts with remaining average terms between 12 and 18 months. The other three rigs are on short-term contracts with remaining obligations ranging from one to six months. This affords Matador the ability to easily and quickly modify its drilling program as management may determine necessary based on changing commodity prices and other factors.

Fourth Quarter 2017

During the fourth quarter of 2017, Matador completed and turned to sales a total of 30 gross (14.1 net) horizontal wells in its various operating areas, including 17 gross (13.2 net) operated wells and 13 gross (0.9 net) non-operated wells, as summarized in the table below. Essentially all of the Company’s operated and non-operated drilling and completions activity in the fourth quarter of 2017 was undertaken in the Delaware Basin.

	Operated		Non-Operated		Total
Operating Area	Gross	Net	Gross	Net	Gross	Net
Delaware Basin	17	13.2	8	0.8	25	14.0
Haynesville Shale	0	0.0	5	0.1	5	0.1
Total	17	13.2	13	0.9	30	14.1

As noted in the table above, during the fourth quarter of 2017, Matador completed and turned to sales 25 gross (14.0 net) horizontal wells in its various asset areas in the Delaware Basin, including 17 gross (13.2 net) operated and eight gross (0.8 net) non-operated wells, as summarized in the table below.

	Operated		Non-Operated		Total
Asset Area	Gross	Net	Gross	Net	Gross	Net
Rustler Breaks	8	6.2	7	0.3	15	6.5
Arrowhead	3	2.0	0	0.0	3	2.0
Ranger	2	1.8	1	0.5	3	2.3
Wolf/Jackson Trust	4	3.2	0	0.0	4	3.2
Total	17	13.2	8	0.8	25	14.0

Full Year 2017

During the year ended December 31, 2017, Matador completed and turned to sales a total of 105 gross (66.0 net) horizontal wells in its various operating areas, including 70 gross (61.1 net) operated wells and 35 gross (4.9 net) non-operated wells, as summarized in the table below.

	Operated		Non-Operated		Total
Operating Area	Gross	Net	Gross	Net	Gross	Net
Delaware Basin	65	56.1	21	3.5	86	59.6
Eagle Ford Shale	5	5.0	3	0.8	8	5.8
Haynesville Shale	0	0.0	11	0.6	11	0.6
Total	70	61.1	35	4.9	105	66.0

Overall, Matador completed and turned to sales six gross (3.7 net) more wells in 2017 than the Company initially forecasted. The Company also had a number of both operated and non-operated wells in progress, particularly in the Delaware Basin, at year-end 2017.

As noted in the table above, during the year ended December 31, 2017, Matador completed and turned to sales 86 gross (59.6 net) horizontal wells in its various asset areas in the Delaware Basin, including 65 gross (56.1 net) operated and 21 gross (3.5 net) non-operated wells, as summarized in the table below.

	Operated		Non-Operated		Total
Asset Area	Gross	Net	Gross	Net	Gross	Net
Rustler Breaks	37	32.4	16	2.1	53	34.5
Arrowhead	7	5.0	1	0.1	8	5.1
Ranger	7	6.7	2	0.6	9	7.3
Wolf/Jackson Trust	13	11.0	0	0.0	13	11.0
Twin Lakes	1	1.0	0	0.0	1	1.0
Antelope Ridge	0	0.0	2	0.7	2	0.7
Total	65	56.1	21	3.5	86	59.6

Delaware Basin - Southeast New Mexico and West Texas

Antelope Ridge Asset Area - Lea County, New Mexico

Matador drilled its first two operated wells in the Antelope Ridge asset area during the fourth quarter of 2017—the Florence State 23-23S-34E AR #202H (Florence #202H) and the Leo Thorsness 13-24S-33E AR #211H (Leo Thorsness #211H) wells. Neither of these wells were completed in 2017, but the Florence #202H well was completed in the uppermost portion of the Wolfcamp A formation in early 2018. Matador is pleased today to announce the 24-hour initial potential test result from this well as summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Florence State 23-23S-34E AR #202H	Wolfcamp A	1,585	2,217	1,947	81%	1,700	32/64

(1) Flowing casing pressure.

Matador is very pleased with the initial performance of the Florence #202H well and believes it confirms the prospectivity of the Antelope Ridge asset area. Matador has also recently drilled and completed its third operated well in this asset area—the Marlan Downey State 9-23S-35E AR #111H well, a First Bone Spring test. This well has just begun flowing back following completion. Completion operations have also just been concluded on the Leo Thorsness #211H well, a Wolfcamp A-Lower test, and Matador anticipates releasing the initial test results from these next two wells as part of its first quarter 2018 earnings release. The Company intends to continue the delineation of its acreage position in the Antelope Ridge asset area, where other operators in the area have successfully tested the Brushy Canyon, First, Second and Third Bone Spring and Upper Wolfcamp intervals.

Rustler Breaks Asset Area - Eddy County, New Mexico

Matador operated three drilling rigs in its Rustler Breaks asset area throughout the fourth quarter of 2017. During the fourth quarter, the Company completed and turned to sales 15 gross (6.5 net) horizontal wells in the area, including eight gross (6.2 net) operated wells and seven gross (0.3 net) non-operated wells. The eight operated wells included two Wolfcamp A-XY completions, one Wolfcamp A-Lower completion and five Wolfcamp B-Blair completions. The eight operated wells had completed lateral lengths between 4,300 and 4,500 feet. The 24-hour initial potential test results from all eight operated wells are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Anne Com 15-24S-28E RB #202H	Wolfcamp A-XY	1,062	1,994	1,394	76%	2,150	30/64
Anne Com 15-24S-28E RB #222H	Wolfcamp B-Blair	729	6,203	1,763	41%	3,020	34/64
Charlie Sweeney Fed Com #208H	Wolfcamp A-XY	1,218	2,046	1,559	78%	1,650	32/64
Charlie Sweeney Fed Com #204H	Wolfcamp A-Lower	897	1,748	1,188	75%	1,663	32/64
Charlie Sweeney Fed Com #228H	Wolfcamp B-Blair	577	7,797	1,877	31%	2,572	36/64
Forehand Ranch 35 Fed Com #1H	Wolfcamp B-Blair	597	5,601	1,530	39%	2,450	34/64
Tom Matthews 10-24S-28E RB #223H	Wolfcamp B-Blair	704	9,417	2,273	31%	2,900	36/64
Zach McCormick Fed Com #226H	Wolfcamp B-Blair	846	7,126	2,033	42%	2,900	34/64

(1) Flowing casing pressure.

Matador turned fewer wells to sales in the Rustler Breaks asset area in the fourth quarter as compared to the third quarter of 2017, primarily due to timing of operations. Matador was finishing up completion operations on a three-well pad on its Garrett leasehold in Rustler Breaks at year-end 2017. These wells were completed and turned to sales in early January 2018. Likewise, drilling operations were being concluded on a two-well pad on the Company’s Michael Collins leasehold at year-end 2017, and these wells are being completed in the first quarter of 2018.

Overall, in the fourth quarter of 2017, the well results achieved in the Rustler Breaks asset area continued to be both strong and consistent across both the Wolfcamp A-XY and Wolfcamp B-Blair completions. As noted in the table above, the two wells completed in the Wolfcamp A-XY interval during the fourth quarter of 2017 tested at 1,394 and 1,559 BOE per day with oil cuts of 76% and 78%, respectively, which is comparable to the test results from other Wolfcamp A-XY completions in the Rustler Breaks asset area in prior reporting periods. Likewise, the

Wolfcamp B-Blair completions tested between 1,530 and 2,273 BOE per day at oil cuts ranging from 31% to 42%, which is consistent with the previous Wolfcamp B-Blair results.

Of particular note in the fourth quarter were the results from the Charlie Sweeney Fed Com #204H (Sweeney #204H) well. The Sweeney #204H well was Matador’s second test of the Wolfcamp A-Lower interval in the Rustler Breaks asset area. The Wolfcamp A-Lower interval is the more organically rich portion of the Wolfcamp A formation, several hundred feet below the Wolfcamp A-XY completion target. This interval was tested successfully in the Rustler Breaks asset area with the Guitar 10-24S-28E RB #205H (Guitar #205H) well completed in the second quarter of 2017. The test results from the Sweeney #204H well were almost identical to those of the Guitar #205H well, which tested 1,155 BOE per day, consisting of 870 barrels of oil per day and 1.7 million cubic feet of natural gas per day, at 1,587 psi flowing casing pressure on a 32/64-inch choke. Matador is pleased with the results from both wells and believes that the results from the Sweeney #204H well further confirm the prospectivity of the Wolfcamp A-Lower target in the Rustler Breaks asset area. The Company plans additional Wolfcamp A-Lower tests at Rustler Breaks as part of its 2018 drilling and completion program.

In addition, during the fourth quarter of 2017, Matador participated in two non-operated wells in its Rustler Breaks asset area that tested the Break Sand, a sandstone interval that comes and goes within the carbonate interval located in the upper portion of the Third Bone Spring formation. Matador is pleased to report that these two non-operated Break Sand wells both exhibited encouraging initial results, testing 2,140 BOE per day (80% oil) and 2,295 BOE per day (77% oil), respectively, on 24-hour initial potential tests. Both wells had completed lateral lengths of just under two miles. Although this interval is not present everywhere on Matador’s Rustler Breaks leasehold, it is a target that the Company had previously identified for future testing. Matador will continue to monitor the early performance of these two Break Sand wells closely and is considering an operated test of the Break Sand in the Rustler Breaks asset area as part of its 2018 drilling and completion program.

Arrowhead and Ranger Asset Areas - Eddy County, New Mexico and Lea County, New Mexico

Matador operated one drilling rig in its Arrowhead and Ranger asset areas during the fourth quarter of 2017. During this period, the Company completed and turned to sales six gross (4.3 net) horizontal wells, including five gross (3.8 net) operated wells and one gross (0.5 net) non-operated well. The five operated wells included four Second Bone Spring completions and one Third Bone Spring completion, and all had lateral lengths between 4,200 and 4,500 feet. The 24-hour initial potential test results from all five operated wells are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Stebbins 20 Federal #124H	Second Bone Spring	756	532	845	90%	On ESP	N/A
Stebbins 19 Federal Com #123H	Second Bone Spring	909	616	1,012	90%	On ESP	N/A
Stebbins 20 Federal #134H	Third Bone Spring	647	1,254	856	76%	On ESP	N/A
Ranger 33 State Com #123H	Second Bone Spring	631	349	689	92%	170	60/64
Federal 30 #123H	Second Bone Spring	598	353	657	91%	210	56/64

(1) Flowing casing pressure.

During the fourth quarter of 2017, Matador completed three additional wells in its Stebbins leasehold in the Arrowhead asset area, including two Second Bone Spring completions and one Third Bone Spring completion. Matador continues to be very pleased with the early results from its Stebbins acreage position. The first well on the Stebbins block, the Stebbins 20 Federal #123H (Stebbins 20 #123H) well, has produced just over 200,000 BOE in approximately nine months of production and continues to track well ahead of Matador’s 700,000 BOE Second Bone Spring type curve for the Arrowhead and Ranger asset areas. Early performance from the Stebbins 19 Federal Com #123H and the Stebbins 20 Federal #124H wells is similar to that of the Stebbins 20 #123H well. Matador was also very pleased with the initial test results and early performance of the Stebbins 20 Federal #134H well, the

Third Bone Spring completion, which has exhibited a very flat production profile since shortly after the installation of an electrical submersible pump (ESP) in the well.

The contiguous nature of the Stebbins leasehold has already lent itself to several operational efficiencies, including batch drilling and completion operations, as well as centralized facilities, all of which contribute to lower project costs. In addition, drilling times for the Stebbins wells have improved by as much as 4.1 days since development began on this acreage in mid-2017. Further improvements and operational efficiencies are anticipated as Matador gains more experience working in this asset area. In addition, Matador expects to be able to drill 1.5 and 2-mile laterals as part of its future development of the Stebbins leasehold. Matador is also considering testing the Wolfcamp A-XY interval in the Stebbins area as part of its 2018 drilling program.

Of note in the Ranger asset area, Matador completed the Ranger 33 State Com #123H (Ranger 33 #123H) well in the Second Bone Spring formation. This well was an offset to one of the Company’s original wells in the Ranger asset area, the Ranger 33 State Com #1H (Ranger 33 #1H) well. The Ranger 33 #1H well has produced 310,000 BOE (91% oil) in approximately four years of production, and at February 21, 2018, the well continued to track just below Matador’s 700,000 BOE type curve for the Second Bone Spring in the Arrowhead and Ranger asset areas. The Ranger 33 #123H well was recently placed on gas lift and has exhibited early performance similar to the Ranger 33 #1H well.

Matador is also pleased to announce that its three Mallon wells, the Mallon 27 Federal Com #1H, #2H and #3H wells, each of which was drilled and completed in the Third Bone Spring, have produced almost 1.3 million BOE (90% oil) in the aggregate, including over 1.1 million barrels of oil in just over one year of production. From the Company’s review of publicly available data from Third Bone Spring completions in New Mexico, Matador believes that its three Mallon wells, based on the first year of oil production from each well, are three of the five best performing Third Bone Spring completions in New Mexico, with the Mallon 27 Federal Com #1H well appearing to be the top performing Third Bone Spring well. In addition, Matador believes that its Mallon wells are among the top 15 best performing Bone Spring wells in New Mexico, including wells completed in the First, Second and Third Bone Spring.

Wolf and Jackson Trust Asset Areas - Loving County, Texas

Matador operated one drilling rig in its Wolf and Jackson Trust asset areas during the fourth quarter of 2017. During the fourth quarter, the Company completed and turned to sales four gross (3.2 net) operated horizontal wells in these areas, including three wells completed in the Wolfcamp A-XY and one well completed in the Wolfcamp A-Lower. The 24-hour initial potential test results from each of these four wells are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Kerr 83-TTT-B33 WF #201H	Wolfcamp A-XY	676	2,372	1,071	63%	1,850	40/64
Kerr 83-TTT-B33 WF #202H	Wolfcamp A-XY	695	2,852	1,170	59%	1,725	40/64
Larson 04-TTT-B02 WF #201H	Wolfcamp A-XY	801	3,000	1,301	62%	2,376	40/64
Toot D 17-TTT-C24 NL #211H	Wolfcamp A-Lower	1,377	1,887	1,692	81%	2,451	30/64

(1) Flowing casing pressure.

The three wells completed in the Wolf asset area in the Wolfcamp A-XY interval, the Kerr 83-TTT-B33 WF #201H (Kerr #201H) well, the Kerr 83-TTT-B33 WF #202H (Kerr #202H) well and the Larson 04-TTT-B02 WF #201H (Larson #201H) well, had lateral lengths of 7,662 feet, 6,311 feet and 7,139 feet, respectively. The Kerr #201H well was the longest completed lateral for any well in the Company’s Wolf asset area to date. Matador expects to drill and complete several additional longer laterals in the Wolf asset area in 2018.

Matador has observed that the 24-hour initial potential test rates from its longer laterals in the Wolf asset area are typically similar to those wells with completed lateral lengths of less than one mile. Matador believes this is due to the large volumes of fracturing fluid used to stimulate these longer lateral wells, the formation water produced and the Company’s practice of reservoir pressure maintenance during a more restricted flowback period in its Delaware Basin wells. More importantly, however, the longer laterals tend to exhibit much flatter production declines. The Company believes that the initial test results likely do not reflect flow contributions from the entire completed lateral, and that as those intervals closer to the toe of the lateral begin to clean up and contribute to flow with time, the production from these wells should exhibit shallower decline rates.

Two examples of this behavior are the Billy Burt 90-TTT-B33 WF #201H (Billy Burt #201H) and Billy Burt 90-TTT-B33 WF #202H (Billy Burt #202H) wells, drilled and completed about 3.5 years ago in the Wolfcamp A-XY with completed lateral lengths of 6,776 feet and 5,879 feet, respectively. Both of these wells exhibited similar 24-hour initial potential test rates as the three wells completed in the fourth quarter of 2017. The Billy Burt wells are among the best performers in the Wolf asset area, and at February 21, 2018, both wells continued to track above Matador’s 1.0 million BOE type curve for the Wolfcamp A-XY interval in the Wolf asset area. Early performance from the Kerr #201H, Kerr #202H and Larson #201H wells is similar to that observed in the Billy Burt wells.

In the Jackson Trust area, the Toot D17-TTT-C24 NL #211H (Toot #211H) marked another positive test of the Wolfcamp A-Lower interval. This well was an opposing lateral to the Totum E 18-TTT-C24 NL #211H (Totum #211H) well, which was completed and turned to sales in early 2017. The Toot #211H well was completed using a similar stimulation design for the Wolfcamp A-Lower interval as was pumped in the Totum #211H well. The Toot #211H well was stimulated with 39 fracture stages, including approximately 47 barrels of slickwater and 1,900 pounds of primarily 40/70 mesh white sand per completed lateral foot.

The Totum #211H well continues to be Matador’s best performing Wolfcamp A-Lower well in the Delaware Basin. After almost one year of production, the Totum #211H well had produced approximately 300,000 BOE (77% oil). At February 21, 2018, the Totum #211H well continued to track well above Matador’s 750,000 BOE type curve for the Wolfcamp A-Lower interval in the Jackson Trust asset area and appeared to be on track for an ultimate recovery of just over 1.0 million BOE.

Twin Lakes Asset Area - Lea County, New Mexico

Matador conducted no operated activities in its Twin Lakes asset area during the fourth quarter of 2017. The Company is participating in one non-operated well being drilled by an affiliate of Cimarex Energy Co. in the western portion of its acreage position, and this well is currently being completed. Matador plans to drill and complete its second Wolfcamp D test at Twin Lakes in the western portion of its acreage position during the first half of 2018. Matador remains encouraged by the potential for the Wolfcamp D, as well as other potential completion targets, in the Twin Lakes asset area and looks forward to continuing its exploration and delineation activities in this asset area in 2018.

Midstream Update

During the fourth quarter of 2017, Matador’s midstream joint venture, San Mateo, continued working on the expansion of the Black River Processing Plant to add an incremental 200 million cubic feet per day of capacity to the existing 60 million cubic feet per day of cryogenic natural gas processing capacity. At February 21, 2018, the expansion project was nearing an on-time, on-budget completion and is expected to become operational in the first quarter.

In October 2017, San Mateo’s second commercial salt water disposal well in the Rustler Breaks asset area was completed and began disposing of water. Later in the fourth quarter, a third commercial salt water disposal well in the Rustler Breaks asset area was drilled and completed, and this well began disposing of water early in the first quarter of 2018. At February 21, 2018, San Mateo had three operational commercial salt water disposal wells in the Rustler Breaks asset area with a total disposal capacity of approximately 90,000 barrels of water per day. San Mateo plans to add to that disposal capacity in the near-term by upgrading two of the existing wells by installing larger tubing and drilling and completing at least two additional salt water disposal wells and constructing the associated commercial salt water disposal facilities in the Rustler Breaks asset area, bringing San Mateo’s commercial salt water disposal well count to a total of five by mid-year 2018. At February 21, 2018, San Mateo’s salt water disposal wells had a total disposal capacity of approximately 160,000 barrels of water per day combined at both its Wolf and Rustler Breaks water disposal facilities.

On January 22, 2018, Matador announced a strategic relationship between a subsidiary of San Mateo and a subsidiary of Plains to gather and transport crude oil for Matador and third-party customers in and around the Rustler Breaks asset area in Eddy County, New Mexico. Subsidiaries of San Mateo and Plains have agreed to work together through a joint tariff arrangement and related transactions to offer third-party producers located within a joint development area of approximately 400,000 acres in Eddy County, New Mexico (the “Joint Development Area”) crude oil transportation services from the wellhead to Midland, Texas with access to other end markets, such as Cushing and the Gulf Coast. In addition, another subsidiary of Plains has agreed to purchase Matador’s oil production in the Rustler Breaks asset area and in the Wolf asset area in Loving County, Texas.

In order to transport crude oil from the Joint Development Area to Midland or other end markets, Plains intends to construct a mainline extension from its current long-haul pipeline system located in Culberson County, Texas to a central delivery point on San Mateo’s crude oil pipeline system, which is currently under construction throughout the Rustler Breaks asset area. Matador expects construction will be completed in the second quarter or early in the third quarter of 2018. In addition, San Mateo will be able to accept crude oil onto its system from trucks near the city of Loving, New Mexico. This crude oil trucking station should provide producers in the area whose oil is not yet connected to pipe at the wellhead a favorable option to transport oil to Midland and other end markets. San Mateo expects to benefit from Matador’s activities in this area and from Plains’ extensive midstream asset footprint, long-term customer relationships and outstanding reputation for oil gathering and transportation services to open up additional market opportunities, while also capitalizing on San Mateo’s own ability to offer services across all three production streams—oil transportation and gathering, natural gas gathering and processing and salt water gathering and disposal.

In addition, when San Mateo was formed in February 2017, Matador received $171.5 million in connection with the formation of San Mateo and was eligible to earn up to an additional $73.5 million in performance incentives over the subsequent five years. Matador is pleased to announce today that it has earned the first year of performance incentives in full and expects to receive a payment of $14.7 million from a subsidiary of Five Point Capital Partners LLC (“Five Point”), Matador’s partner in San Mateo, in the first quarter of 2018. For accounting purposes, this payment of $14.7 million is considered to be part of the total original consideration received by Matador when forming the Joint Venture with Five Point, and as a result, it will not be included in net income, adjusted net income or Adjusted EBITDA in the first quarter of 2018. This payment of $14.7 million is in addition to the $171.5 million Matador received in connection with the formation of San Mateo.

Delaware Basin Acreage Update

At December 31, 2017, Matador held approximately 199,600 gross (114,000 net) acres in the Permian Basin, primarily in the Delaware Basin in Lea and Eddy Counties, New Mexico and Loving County, Texas, as shown in the table below.

Matador’s Permian Basin Acreage at December 31, 2017 (approximate):

Asset Area	Gross Acres	Net Acres
Ranger (Lea County, NM)	28,800	15,500
Arrowhead (Eddy County, NM)	56,600	23,400
Rustler Breaks (Eddy County, NM)	41,000	21,200
Antelope Ridge (Lea County, NM)	12,000	8,900
Wolf and Jackson Trust (Loving County, TX)	13,600	9,400
Twin Lakes (Lea County, NM)	46,100	34,400
Other	1,500	1,200
Total	199,600	114,000

During the fourth quarter of 2017, Matador acquired approximately 6,900 net acres in the Delaware Basin, mostly in and around its existing acreage positions, including new leasing activities and acquisitions of small interests from mineral and working interest owners in Matador’s operated wells, most of which had been acquired by, and was included in, its November 6, 2017 earnings release. These year-end 2017 acreage estimates also account for a small amount of acreage expirations during the fourth quarter, primarily in the far northwest Twin Lakes and Ranger asset areas. Portions of this acreage were leased from the State of New Mexico and were not available to be extended and in other instances, the Company chose not to extend the leases.

For the full year 2017, Matador acquired approximately 25,100 net acres in the Delaware Basin, including a small volume of associated production, for a total acquisition cost of approximately $238 million. Excluding the value of the production acquired, this acreage was added for a weighted average cost of between approximately $7,000 and $8,000 per net acre.

2018 Capital Spending

As provided in its 2018 guidance estimates announced today, Matador estimates that it will incur capital expenditures of (1) $530 to $570 million for drilling, completing and equipping operated and non-operated wells almost entirely in the Delaware Basin and (2) $70 to $90 million for its share of various midstream projects to be undertaken by San Mateo, reflecting Matador’s 51% share of San Mateo’s estimated 2018 capital expenditures. Matador expects to operate six drilling rigs throughout 2018, with the sixth rig being used periodically to drill at least two additional salt water disposal wells in the Rustler Breaks asset area for San Mateo. The Company’s estimated 2018 capital expenditures for drilling, completing and equipping its wells account for a 10% increase in expected well costs attributable to higher anticipated oilfield service costs in 2018 as compared to 2017. Matador’s 2018 capital investment plan contemplates an increase in batch drilling and completion operations as compared to 2017, as well as the drilling of several longer lateral wells, particularly in the Wolf asset area, in 2018. Matador’s 2018 capital investment plan also accounts for the Company’s participation in an increased number of non-operated wells, particularly in the Delaware Basin.

Matador has allocated substantially all of its 2018 estimated capital expenditures to the Delaware Basin, with the exception of small amounts allocated to limited operations in the Eagle Ford and Haynesville shales to maintain and extend leases and to participate in those non-operated well opportunities where economic returns are expected to be comparable to Matador’s Delaware Basin wells. The Company’s 2018 estimated capital expenditures assume no operated drilling and completion activities in either the Eagle Ford or Haynesville shales. Accordingly, Matador projects that it will complete and turn to sales 128 gross (68.0 net) wells in 2018, including 80 gross (62.9 net) operated wells and 48 gross (5.1 net) non-operated wells, almost all in the Delaware Basin. The Company expects to have operations in progress on as many as 158 gross (83.1 net) wells during 2018. Matador will provide a more complete discussion of its 2018 capital investment plan during its upcoming 2018 Analyst Day on Tuesday, March 6, 2018 in Dallas, Texas.

Matador intends to continue acquiring leasehold and mineral interests throughout its asset base, and particularly in the Delaware Basin, during 2018. As in 2017, these expenditures are opportunity-specific, and per-acre prices can vary significantly based on the prospect. As a result, it is difficult for the Company to estimate these particular 2018 capital expenditures with any degree of certainty; therefore, Matador has not provided estimated capital expenditures related to acreage and mineral acquisitions in 2018. Matador expects to provide periodic updates regarding completed leasehold and mineral acquisitions in 2018, just as the Company did in 2017.

Liquidity Update

At December 31, 2017, the borrowing base under Matador’s revolving credit facility was $525 million based on the lenders’ review of the Company’s proved oil and natural gas reserves at June 30, 2017, with the Company maintaining its “elected borrowing commitment” at $400 million. At December 31, 2017, Matador had cash on hand totaling approximately $97 million, not including approximately $6 million of restricted cash (most of which is associated with San Mateo), no outstanding borrowings under the Company’s revolving credit facility and approximately $2.1 million in outstanding letters of credit. At February 21, 2018, the Company continued to have no outstanding borrowings under its credit facility and approximately $2.1 million in outstanding letters of credit. Matador’s net debt to Adjusted EBITDA ratio was approximately 1.4x at December 31, 2017.

In October 2017, Matador completed a public offering of 8.0 million shares of its common stock, receiving proceeds of $208.7 million (before expenses). A portion of the proceeds of this offering were used to acquire approximately 6,600 net acres of additional leasehold and minerals in the Delaware Basin at a total acquisition cost of approximately $38 million and to fund certain midstream initiatives and opportunities. The remaining proceeds have been and are expected to be used for other midstream development, leasehold and mineral acquisition and general corporate purposes, including to fund a portion of the Company’s current and future capital expenditures.

At February 21, 2018, Matador remained in a strong financial position and is well funded to execute its 2018 anticipated drilling program and midstream operations. Matador intends to fund its 2018 capital requirements primarily using cash on hand and anticipated cash flows from operations, but also expects to call upon its fully undrawn line of credit as additional capital is needed. Currently, Matador does not have a separate line of credit for its midstream operations, but the Company is considering securing a midstream line of credit during 2018.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.
At February 21, 2018, Matador had the following hedges in place, in the form of swaps and costless collars, for the remainder of 2018.

•	Approximately 2.6 million barrels of oil (WTI) at a weighted average floor price of $44 per barrel and a weighted average ceiling price of approximately $60 per barrel.

•
Approximately 1.8 million barrels of oil (WTI) at a weighted average floor price of $50 per barrel and call spread/ceiling prices of $64 per barrel (short call) and $67 per barrel (long call), respectively.

•	Approximately 0.7 million barrels of oil (LLS) at a weighted average floor price of $45 per barrel and a weighted average ceiling price of approximately $63 per barrel.

•	Approximately 4.8 million barrels of oil (Midland-Cushing Oil Basin Differential) at a weighted average price of -$1.02 per barrel.

•	Approximately 15.4 billion cubic feet of natural gas at a weighted average floor price of $2.58 per MMBtu and a weighted average ceiling price of $3.67 per MMBtu.

Matador estimates that it has approximately 55% of its anticipated oil production and approximately 40% of its anticipated natural gas production hedged for the remainder of 2018 based on the midpoint of its production guidance as provided in this earnings release.

Conference Call Information

The Company will host a live conference call on Thursday, February 22, 2018, at 9:00 a.m. Central Time to discuss its fourth quarter and full year 2017 financial and operational results. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 1661358. The live conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will also be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through March 30, 2018.

2018 Analyst Day

As previously announced, Matador will hold its 2018 Analyst Day on Tuesday, March 6, 2018 beginning at 9:00 a.m. Central Time in the San Antonio Ballroom located on the fourth floor of The Westin Galleria Dallas hotel, 13340 Dallas Parkway, Dallas, Texas 75240. During its Analyst Day presentation, Matador plans to provide additional details regarding its 2018 operational plans, capital budget and forecasts and to provide an update on its ongoing operations and continued improvements in drilling, completion and production techniques, as well as its current understanding of and outlook for each of its primary asset areas in the Delaware Basin. The presentation will conclude with a question and answer session for those in attendance. A continental breakfast will be provided beginning at 8:00 a.m. Central Time; following the presentation, lunch will also be provided.

The Company has limited space to attend this event in Dallas and reservations will be required. All inquiries to attend in person should be directed to Mac Schmitz at mschmitz@matadorresources.com. Individuals who are unable to attend in person can participate in the live conference call or virtual webcast of the event, details of which were provided in the Company’s February 14, 2018 announcement and are also available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo Midstream, LLC, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,”

“continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, results in certain basins, objectives, project timing, expectations and intentions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; the ability of the Company’s midstream joint venture to expand the Black River cryogenic processing plant, the timing of such expansion and the operating results thereof; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	December 31,
	2017	2016
ASSETS
Current assets
Cash	$96,505	$212,884
Restricted cash	5,977	1,258
Accounts receivable
Oil and natural gas revenues	65,962	34,154
Joint interest billings	67,225	19,347
Other	8,031	5,167
Derivative instruments	1,190	—
Lease and well equipment inventory	5,993	3,045
Prepaid expenses and other assets	6,287	3,327
Total current assets	257,170	279,182
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	3,004,770	2,408,305
Unproved and unevaluated	637,396	479,736
Midstream and other property and equipment	281,096	160,795
Less accumulated depletion, depreciation and amortization	(2,041,806)	(1,864,311)
Net property and equipment	1,881,456	1,184,525
Other assets	7,064	958
Total assets	$2,145,690	$1,464,665
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,757	$4,674
Accrued liabilities	174,348	101,460
Royalties payable	61,358	23,988
Amounts due to affiliates	10,302	8,651
Derivative instruments	16,429	24,203
Advances from joint interest owners	2,789	1,700
Amounts due to joint ventures	4,873	4,251
Other current liabilities	750	578
Total current liabilities	282,606	169,505
Long-term liabilities
Senior unsecured notes payable	574,073	573,924
Asset retirement obligations	25,080	19,725
Derivative instruments	—	751
Amounts due to joint ventures	—	1,771
Other long-term liabilities	6,385	7,544
Total long-term liabilities	605,538	603,715
Shareholders’ equity
Common stock — $0.01 par value, 160,000,000 and 120,000,000 shares authorized; 108,513,597 and 99,518,764 shares issued; and 108,510,160 and 99,511,931 shares outstanding, respectively	1,085	995
Additional paid-in capital	1,666,024	1,325,481
Accumulated deficit	(510,484)	(636,351)
Treasury stock, at cost, 3,437 and 6,833 shares, respectively	(69)	—
Total Matador Resources Company shareholders’ equity	1,156,556	690,125
Non-controlling interest in subsidiaries	100,990	1,320
Total shareholders’ equity	1,257,546	691,445
Total liabilities and shareholders’ equity	$2,145,690	$1,464,665

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	For the Years Ended December 31,
	2017	2016	2015
Revenues
Oil and natural gas revenues	$528,684	$291,156	$278,340
Third-party midstream services revenues	10,198	5,218	1,864
Realized (loss) gain on derivatives	(4,321)	9,286	77,094
Unrealized gain (loss) on derivatives	9,715	(41,238)	(39,265)
Total revenues	544,276	264,422	318,033
Expenses
Production taxes, transportation and processing	58,275	43,046	35,650
Lease operating	67,313	56,202	54,704
Plant and other midstream services operating	13,039	5,389	3,489
Depletion, depreciation and amortization	177,502	122,048	178,847
Accretion of asset retirement obligations	1,290	1,182	734
Full-cost ceiling impairment	—	158,633	801,166
General and administrative	66,016	55,089	50,105
Total expenses	383,435	441,589	1,124,695
Operating income (loss)	160,841	(177,167)	(806,662)
Other income (expense)
Net gain on asset sales and inventory impairment	23	107,277	908
Interest expense	(34,565)	(28,199)	(21,754)
Other income (expense)	3,551	(4)	616
Total other (expense) income	(30,991)	79,074	(20,230)
Income (loss) before income taxes	129,850	(98,093)	(826,892)
Income tax (benefit) provision
Current	(8,157)	(1,036)	2,959
Deferred	—	—	(150,327)
Total income tax benefit	(8,157)	(1,036)	(147,368)
Net income (loss)	138,007	(97,057)	(679,524)
Net income attributable to non-controlling interest in subsidiaries	(12,140)	(364)	(261)
Net income (loss) attributable to Matador Resources Company shareholders	$125,867	$(97,421)	$(679,785)
Earnings (loss) per common share
Basic	$1.23	$(1.07)	$(8.34)
Diluted	$1.23	$(1.07)	$(8.34)
Weighted average common shares outstanding
Basic	102,029	91,273	81,537
Diluted	102,543	91,273	81,537

Matador Resources Company and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	For the Years Ended December 31,
	2017	2016	2015
Operating activities
Net income (loss)	$138,007	$(97,057)	$(679,524)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(9,715)	41,238	39,265
Depletion, depreciation and amortization	177,502	122,048	178,847
Accretion of asset retirement obligations	1,290	1,182	734
Full-cost ceiling impairment	—	158,633	801,166
Stock-based compensation expense	16,654	12,362	9,450
Deferred income tax benefit	—	—	(150,327)
Amortization of debt issuance cost	468	1,148	852
Net gain on asset sales and inventory impairment	(23)	(107,277)	(908)
Changes in operating assets and liabilities
Accounts receivable	(82,549)	(14,259)	3,633
Lease and well equipment inventory	(3,623)	(700)	(180)
Prepaid expenses and other assets	(2,960)	(124)	(544)
Other assets	(6,425)	490	(552)
Accounts payable, accrued liabilities and other current liabilities	33,559	6,611	1,375
Royalties payable	37,370	7,495	1,654
Advances from joint interest owners	1,089	1,000	700
Income taxes payable	—	(2,848)	2,405
Other long-term liabilities	(1,519)	4,144	489
Net cash provided by operating activities	299,125	134,086	208,535
Investing activities
Oil and natural gas properties capital expenditures	(699,445)	(379,067)	(432,715)
Expenditures for midstream and other property and equipment	(120,816)	(74,845)	(64,499)
Proceeds from sale of assets	977	5,173	139,836
Business combination, net of cash acquired	—	—	(24,028)
Restricted cash	—	43,098	(43,098)
Restricted cash in less-than-wholly-owned subsidiaries	(4,719)	1	(650)
Net cash used in investing activities	(824,003)	(405,640)	(425,154)
Financing activities
Repayments of borrowings	—	(120,000)	(476,982)
Borrowings under Credit Agreement	—	120,000	125,000
Proceeds from issuance of common stock	208,720	288,510	188,720
Proceeds from issuance of senior unsecured notes	—	184,625	400,000
Cost to issue equity	(280)	(847)	(1,158)
Cost to issue senior unsecured notes	—	(2,734)	(9,598)
Proceeds from stock options exercised	2,920	100	10
Capital commitments from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	—	562
Contributions related to formation of Joint Venture	171,500	—	—
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	44,100	—	—
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(10,045)	—	—
Taxes paid related to net share settlement of stock-based compensation	(5,763)	(1,948)	(1,610)
Purchase of non-controlling interest of less-than-wholly-owned subsidiary	(2,653)	—	—
Net cash provided by financing activities	408,499	467,706	224,944
(Decrease) increase in cash	(116,379)	196,152	8,325
Cash at beginning of year	212,884	16,732	8,407
Cash at end of year	$96,505	$212,884	$16,732

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

	Year Ended December 31,			Three Months Ended
(In thousands)	2017	2016	2015	December 31, 2017	September 30, 2017	December 31, 2016
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company Shareholders	$125,867	$(97,421)	$(679,785)	$38,335	$15,039	$104,154
Net income attributable to non-controlling interest in subsidiaries	12,140	364	261	4,106	2,940	155
Net income (loss)	138,007	(97,057)	(679,524)	42,441	17,979	104,309
Interest expense	34,565	28,199	21,754	8,336	8,550	7,955
Total income tax (benefit) provision	(8,157)	(1,036)	(147,368)	(8,157)	—	105
Depletion, depreciation and amortization	177,502	122,048	178,847	54,436	47,800	31,863
Accretion of asset retirement obligations	1,290	1,182	734	353	323	354
Full-cost ceiling impairment	—	158,633	801,166	—	—	—
Unrealized (gain) loss on derivatives	(9,715)	41,238	39,265	11,734	12,372	10,977
Stock-based compensation expense	16,654	12,362	9,450	4,166	1,296	3,224
Net loss on asset sales and inventory impairment	(23)	(107,277)	(908)	—	(16)	(104,137)
Consolidated Adjusted EBITDA	350,123	158,292	223,416	113,309	88,304	54,650
Adjusted EBITDA attributable to non-controlling interest subsidiaries	(14,060)	(400)	(278)	(4,690)	(3,471)	(164)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$336,063	$157,892	$223,138	$108,619	$84,833	$54,486

	Year Ended December 31,			Three Months Ended
(In thousands)	2017	2016	2015	December 31, 2017	September 30, 2017	December 31, 2016
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$299,125	$134,086	$208,535	$76,609	$101,274	$37,624
Net change in operating assets and liabilities	25,058	(1,809)	(8,980)	36,886	(21,481)	9,215
Interest expense, net of non-cash portion	34,097	27,051	20,902	7,971	8,511	7,706
Current income tax (benefit) provision	(8,157)	(1,036)	2,959	(8,157)	—	105
Adjusted EBITDA attributable to non-controlling interest subsidiaries	(14,060)	(400)	(278)	(4,690)	(3,471)	(164)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$336,063	$157,892	$223,138	$108,619	$84,833	$54,486

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income (loss) and adjusted earnings (loss) per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring gains or losses or transaction costs for certain acquisitions and divestitures or other non-recurring expense items, along with the related tax effects for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income (loss) and adjusted earnings (loss) per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income (loss) and adjusted earnings (loss) per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended						Year Ended
	December 31, 2017		September 30, 2017		December 31, 2016		December 31, 2017		December 31, 2016		December 31, 2015
(In thousands, except per share data)
Unaudited Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Common Share Reconciliation to Net Income (Loss):
Net income (loss) (1)	$38,335		$15,039		$104,154		$125,867		$(97,421)		$(679,785)
Total income tax (benefit) provision	(8,157)		—		105		(8,157)		(1,036)		(147,368)
Income (loss) before taxes (1)	30,178		15,039		104,259		117,710		(98,457)		(827,153)
Less non-recurring and unrealized charges to income (loss) before taxes:
Full-cost ceiling impairment	—		—		—		—		158,633		801,166
Unrealized loss (gain) on derivatives	11,734		12,372		10,977		(9,715)		41,238		39,265
Net gain on asset sales and inventory impairment	—		(16)		(104,137)		(23)		(107,277)		(908)
Non-recurring expenses related to stock-based compensation	—		—		—		1,515		—		—
Non-recurring transaction costs associated with the formation of San Mateo	—		—		—		3,458		—		—
Non-recurring transaction costs associated with the HEYCO merger	—		—		—		—		—		2,510
Adjusted income (loss) before taxes (1)	41,912		27,395		11,099		112,945		(5,863)		14,880
Income tax expense (benefit)	14,669	(2)	9,588	(2)	3,885	(2)	39,531	(2)	(3,088)	(3)	5,119	(4)
Adjusted net income (loss) (non-GAAP) (1)	$27,243		$17,807		$7,214		$73,414		$(2,775)		$9,761

Basic weighted average shares outstanding, without participating securities	106,586		99,255		93,928		100,860		91,273		81,537
Dilutive effect of participating securities	1,107		1,110		1,043		1,169		—		769
Weighted average shares outstanding, including participating securities - basic	107,693		100,365		94,971		102,029		91,273		82,306
Dilutive effect of options, restricted stock units and preferred shares	492		139		691		514		—		544
Weighted average common shares outstanding - diluted	108,185		100,504		95,662		102,543		91,273		82,850
Adjusted earnings (loss) per common share (non-GAAP) (1)
Basic	$0.25		$0.18		$0.08		$0.72		$(0.03)		$0.12
Diluted	$0.25		$0.18		$0.08		$0.72		$(0.03)		$0.12

______________________

(1)	Attributable to Matador Resources Company shareholders after giving effect to amounts attributable to third-party non-controlling interests.

(2)	Estimated using federal statutory tax rate of 35%, which differs from the actual effective tax rate due to a full valuation allowance recognized against the deferred tax benefit.

(3)
Estimated using federal statutory tax rate of 35%, which differs from the actual effective tax rate due to a full valuation allowance recognized against the deferred tax benefit, including a 2016 income tax refund of approximately $1.1 million.

(4)	Estimated using actual tax rate for the period.

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

(in millions)	At December 31, 2017	At December 31, 2016	At December 31, 2015
Standardized Measure	$1,258.6	$575.0	$529.2
Discounted future income taxes	74.8	6.5	12.4
PV-10	$1,333.4	$581.5	$541.6